EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of the 21st day of May 2010 (the “Agreement Date”), by and among FLORHAM CONSULTING CORP., a Delaware corporation, to be renamed OAK TREE EDUCATIONAL GROUP, INC. ("Oaktree"); ETI ACQUISITION CORP., a New York corporation (“Mergerco”); EDUCATIONAL TRAINING INSTITUTE, INC., a New York corporation ("ETI"); JOSEPH MONACO, Jr., an individual (“J. Monaco”); HAROLD KAPLAN, an individual (“H. Kaplan”); DENISE MONACO, an individual  (“D. Monaco”), ALEXANDRA MONACO, an individual (“A. Monaco”), CHERI KAPLAN, an individual (“C. Kaplan”), and BRITTANY KAPLAN, an individual (“B. Kaplan”).

Recitals

A.           As used in this Agreement: (a) J. Monaco, H. Kaplan, D. Monaco, A. Monaco, C. Kaplan and B. Kaplan are hereinafter sometimes collectively referred to as the “ETI Stockholders;”and (b) J. Monaco and H. Kaplan are hereinafter sometimes collectively referred to as the “ETI Management Stockholders; and (c) Oaktree, Mergerco, ETI and the ETI Stockholders are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

B.           The Board of Directors of (i) Oaktree and Mergerco, and (ii) the Board of Directors of ETI; and each of the other Parties hereto all deem it necessary and advisable to enter into this Agreement, pursuant to which, inter alia, Mergerco will be merged with and into ETI with ETI as the surviving corporation of such merger (the “Merger”).

C.           The Board of Directors of each of Oaktree, Mergerco and ETI (each, a “Board of Directors” and collectively, the “Boards of Directors”) each deems the Merger advisable and in the best interest of said Persons and their respective shareholders, and such Boards of Directors and each of ETI, Mergerco and Oaktree have approved and adopted the form, terms and provisions of this Agreement and the Merger.

D.           By their execution and delivery of this Agreement, each of the ETI Stockholders deems the Merger advisable and in their best interests and the ETI Stockholders have each approved and adopted the form, terms and provisions of this Agreement and the Merger.

Agreement

 NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. - THE MERGER AND MERGER CONSIDERATION

1.1                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the “New York Corporation Law”), Mergerco shall be merged with and into ETI at  the Effective Time.  Mergerco and ETI are hereinafter sometimes collectively referred to as the “Constituent Corporations” of the Merger.  Following the Effective Time, the separate corporate existence of Mergerco shall cease and ETI shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Mergerco in accordance with the New York Corporation Law.

1.2                 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the New York Corporation Law and shall make all other filings or recordings required under the New York Corporation Law.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the New York Secretary of State, or at such other time as Oaktree and ETI shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

1.3                 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the New York Corporation Law.

1.4                 Certificate of Incorporation and Bylaws.

(a)           The Certificate of Incorporation of ETI as in effect immediately following the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)           The bylaws of ETI as in effect immediately following the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5                 Directors.  The entire members of the Boards of Directors of ETI and Mergerco immediately prior to the Effective Time shall resign as the Effective Time of the Merger and the entire members of the board of directors of the Surviving Corporation (the “Surviving Corporation Board of Directors”) shall consist of J. Monaco, H. Kaplan, Joseph J. Bianco, Anil Narang and Dov Perlysky.  Such Persons shall hold office as the members of the Surviving Corporation Board of Directors until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6                 Officers.  The officers of ETI immediately prior to the Effective Time shall constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7                 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding securities of ETI, Mergerco or Oaktree, the holders of all of the issued and outstanding shares of ETI Common Stock (as hereinafter defined) shall receive, as sole consideration for the Merger (the “Merger Consideration”), the shares of “Oaktree Common Stock”(as hereinafter defined) set forth herein.  Such Merger Consideration and the effect of the Merger on the capital stock of each of the Constituent Corporations and Oaktree shall be as follows:

(a)           Oaktree Common Stock.             Each issued and outstanding share of common stock of Oaktree, $0.0001 par value per share (the “Oaktree Common Stock”) as at the Effective Time of the Merger shall remain issued and outstanding following the Effective Time of the Merger, except as otherwise provided in Section 1.7(e) below.

(b)           ETI Treasury Stock.             Each share of ETI's common stock, par value $___ per share ("ETI Common Stock") that is held in the treasury of ETI or by any wholly owned subsidiary of ETI and each share of ETI Common Stock that is owned by Oaktree shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Outstanding ETI Common Stock.              As at the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any shares of ETI Common Stock or any shares of capital stock of Oaktree or the Surviving Corporation, the ETI Stockholders shall be entitled to receive the following Merger Consideration (the “Closing Merger Consideration”):

 (i)           each of the 100 full shares of ETI Common Stock that is issued and outstanding as at the Effective Time of the Merger (other than shares of ETI Common Stock to be cancelled pursuant to Section 1.7(b) hereof), shall be converted into the right to receive that number of shares of Oaktree Common Stock to be determined by dividing (A) Two Million Five Hundred Thousand Dollars ($2,500,000), by (B) the “Volume Weighted Average Price” as hereinafter defined (the “VWAP”) of Oaktree Common Stock, as traded on the FINRA OTC Bulletin Board or another national securities exchange on which the Oaktree Common Stock may then trade (the “Exchange”) for the twenty (20) Trading Days immediately prior to the Closing Date (the “Closing VWAP”); and

 (ii)           all of the shares of ETI Common Stock that are issued and outstanding as at the Effective Time of the Merger (other than shares of ETI Common Stock to be cancelled pursuant to Section 1.7(b) hereof), shall be converted into the right to receive that number of shares of Oaktree Common Stock as shall be determined by dividing (A) Two Million Five Hundred Thousand Dollars ($2,500,000), by (B) the Closing VWAP.

As of the Effective Time, all the issued and outstanding shares of ETI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of ETI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(d)           Outstanding ETI Stockholder Options.  As at the Effective Time, by virtue of the Merger and without any action on the part of the ETI Stockholders, any options, warrants or other rights to purchase shares of ETI Common Stock that are or may be outstanding at the Effective Time of the Merger shall be cancelled and of no further force or effect

(e)           Oaktree Common Stock Owned by ETI.  As at the Effective Time, each issued and outstanding share of Oaktree Common Stock, if any, that is owned of record by ETI immediately prior to the Effective Time of the Merger shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

(f)           Mergerco Common Stock.           As at the Effective Time each of the 1000 issued and outstanding share of Mergerco common stock, without par value (“Mergerco Common Stock”) that is owned of record by Oaktree immediately prior to the Effective Time of the Merger shall automatically be cancelled and returned and shall cease to exist and shall be replaced by one (1) full share of the ETI Common Stock, as the Surviving Corporation of the Merger (the “Surviving Corporation Common Stock”), which Surviving Corporation Common Stock shall be issued to Oaktree.

1.8         Contingent Merger Consideration.              In addition to the Closing Merger Consideration, and as additional Merger Consideration, the ETI Stockholders shall be entitled to receive an additional Two Million ($2,000,000) Dollars, payable in the form of additional shares of Oaktree Common Stock (the “Contingent Merger Consideration”); provided, however, that, subject to the provisions of Section 1.8(c) below, such Contingent Merger Consideration shall be payable only in the event that either :

(a)           the “Culinary Group” (as that term is hereinafter defined) shall have earned combined or consolidated “Pre-Tax Income” (as hereinafter defined) of not less than $1,650,000 (the “2010 Target Income”) for the fiscal period that commenced January 1, 2010 and ends December 31, 2010 (the “2010 Fiscal Year”); or

(b)           the Culinary Group shall have earned combined or consolidated Pre-Tax Income of not less than $1,900,000 (the “2011 Target Income”) for the fiscal year ending December 31, 2011 (the “2011 Fiscal Year”).

The number of shares of Oaktree Common Stock representing the Contingent Merger Consideration shall be determined by dividing (A) $2,000,000, by (B) the VWAP of Oaktree Common Stock, as traded on the Exchange for the twenty (20) Trading Days immediately prior to the “Date of Determination” (as defined below) that the Culinary Group has achieved either the 2010 Target Income or the 2011 Target Income, as the case may be.

(c)           In the event that the Culinary Group fails to reach the 2010 Target Income or the 2011 Target Income, the ETI Stockholders shall remain eligible for a pro-rata payment of the Contingent Merger Consideration provided that the cumulative Pre-Tax Income achieved in 2010 and 2011 is equal to at least 75% of the cumulative 2010 Target Income and 2011 Target Income. For the avoidance of doubt, if, for example the Culinary Group only achieves 75% of the cumulative 2010 Target Income and 2011 Target Income, the ETI Stockholders shall receive 75% of the Contingent Merger Consideration; if for example the Culinary Group achieves 89% of the 2010 Target Income and 2011 Target Income, the ETI Stockholders shall receive 89% of the Contingent Merger Consideration.  In the event that the cumulative Pre-Tax Income achieved in the 2010 Fiscal Year and the 2011 Fiscal Year is less than 75% of the cumulative 2010 Target Income and 2011 Target Income, then the Contingent Merger Consideration shall not be issued.

1.9         Calculation of Pre-Tax Income and Delivery of Contingent Merger Consideration.

 (a)           The Pre-Tax Income (as defined below) of the Culinary Group shall be determined by Oaktree and confirmed in writing by the auditors of Oaktree engaged to audit the consolidated financial statements of Oaktree for each of the 2009 Fiscal Year, the 2010 Fiscal Year and 2011 Fiscal Year, as applicable (the “Final Pre-Tax Income Notice”).  The Final Pre-Tax Income Notice shall be delivered to Oaktree and to the ETI Stockholders (a) by not later than 60 days prior to the Closing Date (as to the 2009 Fiscal Year) and (b) by not later than April 15, 2011 (as to the 2010 Fiscal Year) or April 15, 2012 (as to the 2011 Fiscal Year) as applicable (each such delivery date, an “Income Delivery Date”).

 (b)           The calculation of the Pre-Tax Income of the Culinary Group for each of the 2010 Fiscal Year and the 2011 Fiscal Year (against which the Contingent Merger Consideration shall be payable), shall be subject to written confirmation by the Oaktree independent auditors as set forth in the Final Pre-Tax Income Notice.  Subject to Section 1.9(c) and absent manifest error, such calculation shall be final and binding upon all Parties hereto.  If earned, the delivery of the Contingent Merger Consideration shall be made to the ETI Stockholders not later than thirty (30) days after the Income Delivery Date for the applicable 2010 Fiscal Year or 2011 Fiscal Year (the “Date of Determination”).

(c)           In case the ETI Stockholders dispute the calculation of the Final Pre-Tax Income contained in the Final Pre-Tax Income Notice, the ETI Stockholders shall notify Oaktree as soon as possible (but in no event later than five (5) business days after receipt of the Final Pre-Tax Income Notice) of such disagreement.  Not later than three (3) business days after receipt written notice of such disagreement from the ETI Stockholders, Oaktree and the ETI Stockholders shall meet and attempt to resolve the dispute in good faith.  If the ETI Stockholders and Oaktree are unable to agree upon the calculation of the Final Pre-Tax Income within three (3) business days of such meeting, then either Oaktree or the ETI Stockholders may thereafter submit via facsimile the disputed calculation to an independent, outside accountant that is either (i) mutually agreed to by all the parties, or (ii) failing such agreement, to an independent auditing firm selected by the American Arbitration Association in New York City.  Oaktree shall use its best efforts to cause the independent accountant so selected to perform the calculations and notify Oaktree and the ETI Stockholders of the results as soon as practicable from the time it receives the disputed calculations.  Such independent accountant's calculation shall be binding upon all parties absent manifest error.  The reasonable expenses of such independent accountant in making such determination shall be paid by Oaktree, in the event the ETI Stockholders' calculation was correct, or by the ETI Stockholders, in the event Oaktree’s calculation was correct, or equally by Oaktree and the ETI Stockholders in the event that neither Oaktree’s or the ETI Stockholders’ calculation was correct.  The period of time in which Oaktree is required to distribute the Contingent Merger Consideration shall be tolled pending resolution of any dispute by Oaktree made in good faith and in accordance with this Section 1.9(c).

1.10       Right to Put Certain Closing Merger Consideration.

(a)           In the event that the Culinary Group shall have achieved either the 2010 Target Income or the 2011 Target Income, then and in each such event, by written notice given to Oaktree not later than thirty (30) days following the applicable Income Delivery Date (each a “Put Period”), the ETI Stockholders (or any of them) shall have the right, but not the obligation (the “Put Option”) to cause Oaktree to repurchase and redeem for cash up to Five Hundred Thousand ($500,000) Dollars of the shares of Oaktree Common Stock given as Closing Merger Consideration (the “Put Shares”), with the number of such Put Shares to be calculated based upon dividing (i) $500,000 (or such lesser dollar amount of Put Shares), by (ii) the Closing VWAP.

(b)           Each ETI Stockholder electing to exercise such Put Option shall provide written notice to Oaktree prior to expiration of the Put Period (the “Put Notice”) specifying therein the dollar amount of the Put Shares to be subject to such Put Option.  In the event that one or more than one of the ETI Stockholders (the “Exercising ETI Stockholders”) exercise the Put Option for an amount in excess of Five Hundred Thousand ($500,000) Dollars, the Put Option shall be equitably pro-rated among the exercising ETI Stockholders by multiplying $500,000 by a fraction, (i) the numerator of which shall be the number of shares of ETI Common Stock owned at the Effective Time of the Merger by each of the Exercising ETI Stockholders, and (ii) the denominator of which shall be all of the shares of  ETI Common Stock owned at the Effective Time of the Merger by all of the Exercising ETI Stockholders.  For the avoidance of doubt, each of the ETI Stockholders may exercise the Put Option in either one of or both of the Put Periods, so long as the total Put Option does not exceed $500,000.

(c)           The consideration to be paid for each of the Put Shares shall be equal to the Closing VWAP.   Such consideration shall be payable to the Exercising ETI Stockholder(s) in cash by wire transfer of immediately available funds to a bank account(s) designated in writing by such Exercising ETI Stockholder(s), at a closing (the “Put Option Closing”) to be held not later than thirty (30) days following the date of receipt of the Exercising Stockholder(s) Put Notice.  At such Put Option Closing, the Exercising ETI Stockholder(s) shall deliver their shares of Oaktree Common Stock, accompanied by one or more stock powers duly endorsed in blank, and Oaktree shall cause its transfer agent to cancel the applicable number of Put Shares and reissue new stock certificates evidencing the balance, if any, of the applicable Closing Merger Consideration to the Exercising ETI Stockholder(s).

1.11	Exchange of ETI Instruments.

(a)         Oaktree shall designate Hodgson Russ LLP or another person reasonably acceptable to ETI to act as exchange agent in the Merger (the "Exchange Agent"), and, from time to time on, prior to or after the Effective Time, Oaktree shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent (i) all shares of Oaktree Common Stock constituting the Closing Merger Consideration in amounts and at the times necessary for the delivery of the said Merger Consideration to be delivered upon surrender of certificates representing the shares of ETI Common Stock, converted into such Oaktree Common Stock pursuant to Section 1.7.

(b)         As soon as reasonably practicable after the Effective Time, the Exchange Agent shall deliver the Oaktree Common Stock to each holder of record of the ETI Common Stock, represented by the applicable number of shares of Oaktree Common Stock, in exchange for certificates and other instruments and agreements representing all, and not less than all, of the outstanding shares of ETI Common Stock, duly endorsed for cancellation, and the ETI Common Stock so surrendered shall forthwith be canceled.  In the event any ETI Common Stock shall have been lost, stolen or destroyed, Oaktree may, in its discretion and as a condition precedent to the delivery of the Oaktree Common Stock, require the owner of such lost, stolen or destroyed ETI Common Stock to deliver an affidavit or bond in such amount or form as it may reasonably direct as indemnity against any claim that may be made against Oaktree, the Surviving Corporation or the Exchange Agent.

(c)           All Closing Merger Consideration delivered upon the surrender of ETI Common Stock in accordance with the terms of this Section 1.11 shall be deemed to have been paid in full satisfaction of all rights pertaining to the applicable ETI Common Stock.  At the Effective Time, the stock transfer books and note register of ETI shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any of the ETI Common Stock that are outstanding immediately prior to the Effective Time.  If, after the Effective Time, ETI Instruments are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.11.

1.12	Holders of Record of ETI Common Stock.

Holders of record of shares of ETI Common Stock as at the Effective Time of the Merger shall be entitled to receive shares of Oaktree Common Stock, as Closing Merger Consideration as of the Effective Time of the Merger, as provided herein.

 1.13       Closing.              The closing of the Merger (the “Closing”) will take place at the offices of Hodgson Russ LLP, counsel to ETI, at its office in New York, New York, within ten days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as Oaktree and the ETI Stockholders shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than September 30, 2010, unless such date shall be extended by mutual agreement of Oaktree and the ETI Stockholders to not later than December 31, 2010 (the “Outside Closing Date”).  Notwithstanding the foregoing, no Party who is in breach of its obligations, covenants or commitments under this Agreement may unilaterally postpone or terminate the Closing of the transactions contemplated hereby.  On the Closing Date the Parties shall consummate the Merger and cause the Certificate of Merger to be filed at such Closing with the Secretary of State of the State of New York.

ARTICLE II - CERTAIN DEFINITIONS

In addition to the terms defined in the Recitals, in Article I above or elsewhere in this Agreement, wwhen used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties and/or the Merger.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall mean the date upon which the Merger shall be consummated, as set forth in Section 1.13.

“CTC” shall mean Culinary Tech Center LLC, a New York limited liability company.

“Culinary Group” means the collective reference to ETI, PCI and CTC.

“Culinary Group Owners” means the collective reference to the ETI Stockholders and the owners of 100% of the membership equity interests in each of PCI and CTC.

“Dollar” and “$” means lawful money of the United States of America.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Knowledge” means the knowledge of the Person in question, after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Management Stockholders Employment Agreements” shall mean the employment agreements between ETI and each of J. Monaco and H. Kaplan in the form of Exhibit A-1 and Exhibit A-2 annexed hereto and made a part hereof.

“Material Adverse Effect” with respect to any Person or group of Persons means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Oaktree” shall mean Florham Consulting Corp., a Delaware corporation, the name of which has been, or prior to the Closing Date of the Merger will be, changed to Oak Tree Educational Group, Inc.

“Oaktree Common Stock” shall mean all shares of common stock of Oaktree, $0.0001 par value per share, as may be authorized for issuance pursuant to its certificate of incorporation, as the same may hereafter be amended or modified.

“Oaktree Financing” shall mean a debt or equity financing providing ETI with adequate working capital.  The final terms and conditions of such Oaktree Financing shall be satisfactory to the board of directors of Oaktree.

“PCI” shall mean Professional Culinary Institute LLC, a New York limited liability company.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Pre-Tax Income” means the combined or consolidated net income before federal or state income taxes of the Culinary Group for the applicable 2009 Fiscal Year, 2010 Fiscal Year or 2011 Fiscal Year (each, a “Fiscal Year”), after deduction of all expenses from net revenues and as prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”); provided, however, that for purposes of determining such Pre-Tax Income in the applicable Fiscal Year:

 (i)           irrespective of the actual amount (if any) of any remuneration, dividends, distributions, salaries or bonuses (collectively, “Compensation”) paid or payable to any of the ETI Stockholders or other Culinary Group Owners in any Fiscal Year in question, for the 2009 Fiscal Year and the 2010 Fiscal Year such Compensation shall be deemed to be $300,000;

(ii)           there shall be excluded from income or expense: (i) any amount paid or accrued for the account of ETI or any other member of the Culinary Group for the cost of the audits of the Culinary Group financial statements through and including the Closing Date, and (ii) any extraordinary or non-recurring items, including Compensation paid or payable in excess of the amounts set forth in Clause (i) above; and

(iii)          all inter-company payments, receipts or other transactions among the members of the Culinary Group shall be eliminated.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trading Day” means any days that the Exchange on which the Oaktree Common Stock is open for business and is trading securities.

“Volume Weighted Average Price” means a fraction the numerator of which is the sum of the products of (i) the closing trading price for the Oaktree Common Stock on the Exchange for each Trading Day during such twenty (20) Trading Day period and (ii) the volume of the Oaktree Common Stock on the Exchange for each such day and the denominator of which is the total volume of the Common Stock on the Exchange during such twenty (20) Trading Day period

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
ETI AND THE ETI STOCKHOLDERS.

ETI and the ETI Stockholders hereby, jointly and severally, represent and warrant to Oaktree as follows:

3.1           Organization and Good Standing: Ownership of Shares.  ETI is a corporation duly organized and validly existing under the laws of the State of New York.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating ETI to issue, sell or transfer any stock or other securities of ETI.

3.2           Corporate Authority.  Each of the ETI Stockholders individually has the power and authority, and ETI has the power and authority to enter into this Agreement and to perform their respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of ETI and has been duly authorized by all of the ETI Stockholders.  The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which ETI or any of the ETI Stockholders is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to ETI any of the ETI Stockholders or their respective  properties. The execution and performance of this Agreement will not violate or conflict with any provision of the certificate of incorporation or by-laws of ETI.

3.3         ETI Capitalization.

(a)           As at the Agreement Date and as at the Closing Date, the ETI Stockholders are and shall be the owners of record and beneficially of 100% of the issued and outstanding shares of ETI Common Stock.  All issued and outstanding shares of ETI Common Stock are owned by the ETI Stockholders free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(b)           As at the Closing Date, there shall be no shares of ETI Common Stock issuable upon conversion of any outstanding ETI notes or other securities or upon exercise of any rights, options or warrants to purchase or otherwise receive ETI Common Stock or other ETI securities.

3.4         Financial Statements, Books and Records.

(a)           ETI has furnished to Oaktree all balance sheets, income statements, statements of cash flows and statements of stockholders equity and notes thereto of ETI for each of the two fiscal years ended December 31, 2008 and December 31, 2009 (the “Financial Statements”).  The Financial Statements fairly represent the financial position of ETI as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein and except that the unaudited Financial Statements may not include all footnotes normally included under such generally accepted accounting principles.  The books of account and other financial records of ETI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           The Financial Statements of ETI have been or are capable of being audited in accordance with generally accepted accounting principles and Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

(c)           ETI has no subsidiaries and does not own any interest in any other entity.

3.5         Access to Records.  All of the corporate financial records, minute books and other documents and records of ETI have been made available to Oaktree prior to the Closing hereof.

3.6         No Material Adverse Changes.  Except as otherwise described on Schedule 3.6 hereto, since December 31, 2009, there has not been, and ETI has not and will not have:

(a)          any material adverse change in the financial position of ETI, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of ETI;

(b)          any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of ETI whether or not covered by insurance;

(c)          any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of ETI capital stock;

(d)          any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by ETI of any properties or assets; or

(e)           adoption or amendment of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(f)           incurred or assumed any indebtedness or liability for borrowed money, except in the ordinary course of its business;

(g)           declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(h)           made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(i)           disposed of any assets except in the ordinary course of business; or

(j)           increased, terminated, amended or otherwise modified any plan for the benefit of employees of ETI.

3.7         Taxes.  Except as set forth on Schedule 3.7, as of December 31, 2009 and as of the Closing Date, ETI has (or will have) filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of each such date, and there are no deficiency notices outstanding.

3.8         Compliance with Laws.  ETI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would have a Material Adverse Effect on the business of ETI.

3.9         No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of ETI;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which ETI or any ETI Stockholder is a party or by or to which it or any of its, his or her assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, ETI or any ETI Stockholder or upon the properties or business of ETI or any ETI Stockholder; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a Material Adverse Effect on the business or operations of ETI.

3.10       Actions and Proceedings.  ETI is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Financial Statements, and to its best knowledge, no material litigation, claims, assessments or governmental proceedings are threatened against ETI.

3.11       Disclosure.  ETI has (and at the Closing it will have) disclosed in writing to Oaktree all events, conditions and facts materially affecting the business, financial conditions or results of operation of ETI all of which have been set forth herein.  ETI has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.12       Authority to Execute and Perform Agreements.  ETI and each ETI Stockholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their respective obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of ETI and each of the ETI Stockholders enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by ETI and each of the ETI Stockholders of this Agreement, in accordance with its respective terms and conditions will not:

(a)           except for the approval of the Department of Education of the State of New York as specified in Section 5.1(d) of this Agreement, require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)          conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to ETI or any of the ETI Stockholders, or any instrument, contract or other agreement to which ETI is a party or by or to which ETI or any of the ETI Stockholders is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of ETI or any of the ETI Stockholders.

3.13       Brokers or Finders.  No broker's or finder's fee will be payable by ETI or any ETI Stockholder in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by ETI or any of  the ETI Stockholders, or CTC or PCI members or managers.

3.14       Tangible Assets.  ETI has full ownership or leasehold title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by ETI, any related capitalized items or other tangible property material to the business of ETI (the "Tangible Assets").  Except as disclosed in the Financial Statements, ETI holds all rights, title and interest in all the Tangible Assets owned or leased by them, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.  All of the Tangible Assets are in good reasonable condition and repair and are usable in the ordinary course of business of ETI.

3.15       Insurance.          ETI maintains adequate insurance required for the operation of its business.

3.16       Full Disclosure.  No representation or warranty by ETI or the ETI Stockholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by ETI or the ETI Stockholders pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of ETI.

ARTICLE IV -  REPRESENTATIONS AND WARRANTIES OF OAKTREE and MERGERGO

Oaktree hereby represents and warrants to ETI and the ETI Stockholders, on behalf of itself and Mergerco, as follows:

4.1         Organization and Good Standing.  Oaktree is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Oaktree has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.  Mergerco has been formed solely for the purpose of consummating the Merger, and has conducted no business and has no assets or liabilities.

4.2         Corporate Authority.  Each of Oaktree and Mergerco has the corporate power to enter into this Agreement and to perform their respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Oaktree and Mergerco as required by Delaware and New York law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Oaktree or Mergerco is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Oaktree, Mergerco or their properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of Oaktree or Mergerco.

4.3         Oaktree Financial Statements; Capitalization.

(a)           The Form 10K/A of Oaktree for the fiscal year ended December 31, 2009 (the “Oaktree 2009 Form 10-K”) includes the audited balance sheet, statement of operations and statement of cash flows of Oaktree as at December 31, 2009 and for the fiscal year then ended (the “Oaktree 2009 Audited Financial Statements”).  Except as set forth on the Oaktree Balance Sheet as at December 31, 2009 or otherwise disclosed on Schedule 4.3, as at December 31, 2009 and for all periods subsequent thereto, Oaktree has no other material assets and has incurred no other material liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of Oaktree are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           The Oaktree 2009 Form 10-K/A and Schedule 4.3 annexed hereto sets forth the capitalization of Oaktree as at December 31, 2009, including all shares of capital stock issued and outstanding and all convertible securities, options, warrants and other rights to receive shares of Oaktree capital stock.  Except as set forth on Schedule 4.3, since December 31, 2009, no additional shares of Oaktree capital stock or any convertible securities, options, warrants and other rights to receive shares of Oaktree capital stock have been issued.

4.5         No Material Adverse Changes.    Except as set forth on Schedule 4.5, since December 31, 2009:

(a)          except for indebtedness and other liabilities not to exceed $100,000 in the aggregate that will be outstanding as at the Closing Date, there have not been any liabilities or other indebtedness incurred by Oaktree;

(b)          there has not been any material adverse changes in the financial position of Oaktree except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Oaktree, and will be consistent with the representations made by Oaktree hereunder.

(c)          there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Oaktree whether or not covered by insurance;

(d)          there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Oaktree capital stock;

(e)          there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Oaktree of any properties or assets; or

(f)           there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(g)          there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(h)          there has not been any increase in the annual level of compensation of any executive employee of Oaktree;

(i)           except in the ordinary course of business, Oaktree has not entered into or modified any contract, agreement or transaction; and

(j)           Oaktree has not issued any equity securities or rights to acquire equity securities.

4.6         Taxes.  Oaktree has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due through December 31, 2009 and as of the Closing Date, and there are no deficiencies outstanding.

4.7         Compliance with Laws.  Oaktree has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Oaktree or the trading market for the Oaktree Shares and specifically, Oaktree has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

4.8         Actions and Proceedings.  Oaktree is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against Oaktree.

4.9         Periodic Reports; Listing of Shares.

(a)           Oaktree is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and since becoming a reporting company has been current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”).  All such reports and statements filed by Oaktree with the SEC (collectively, “SEC Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

(b)           The shares of Oaktree Common Stock are listed for trading on the FINRA OTC Bulletin Board stock exchange under the symbol “FHMS.”  No stop order, suspension notice or other communications or notice from FINRA or other governmental agency or authority has been received by Oaktree or its Affiliates, which could reasonably be expected to result in the possibility that such shares of Oaktree Common Stock could be delisted from trading on such stock exchange.

4.10       Disclosure.  Oaktree has (and at the Closing it will have) disclosed in writing to ETI all events, conditions and facts materially affecting the business, financial conditions or results of operation of Oaktree all of which have been set forth herein.  Oaktree has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

4.11       Access to Records.  The corporate financial records, minute books, and other documents and records of Oaktree will be made available to ETI prior to the Closing hereof.

4.12       No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of Oaktree;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Oaktree is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Oaktree or upon the securities, properties or business to Oaktree; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.14       Brokers or Finders.  Except for broker’s fees payable in connection with the Oaktree Financing, no broker's or finder's fee will be payable by Oaktree in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Oaktree.

4.15       Authority to Execute and Perform Agreements.  Oaktree has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of Oaktree enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Oaktree of this Agreement, in accordance with its respective terms and conditions will not:

(a)           require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)           conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Oaktree, or any instrument, contract or other agreement to which Oaktree is a party or by or to which Oaktree is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of Oaktree.

4.16       Full Disclosure.  No representation or warranty by Oaktree in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Oaktree pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Oaktree.

ARTICLE V - CONDITIONS PRECEDENT

5.1         Conditions Precedent to the Obligations of ETI and the ETI Stockholders.   All obligations of ETI and the ETI Stockholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by the ETI Stockholders.

(a)          The representations and warranties by or on behalf of Oaktree contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)          Oaktree shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it or him prior to or at the Closing.

(c)          On the Closing Date, an executive officer of Oaktree shall have delivered to ETI a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Oaktree set forth in this Agreement are true and correct in all material respects.

(d)          On or before the Closing, the Department of Education of the State of New York shall have approved the transactions contemplated by this Agreement.

(e)          On or before the Closing, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of New York, and the Effective Time of the Merger shall have occurred.

(f)           At the Closing, all instruments and documents delivered to ETI and the ETI Stockholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for ETI.

(g)          Oaktree shall have issued to the ETI Stockholders or the Exchange Agent (to be held on behalf of the ETI Stockholders and other recipients pending delivery of their ETI Common Stock) the Closing Merger Consideration.

(h)          At the Closing, the Closing Merger Consideration to be issued and delivered hereunder will, when so issued and delivered, constitute valid and legally issued Oaktree Common Stock that are fully paid and non-assessable.

(i)           On or prior to the Closing, Oaktree shall have consummated the Oaktree Financing.

(j)           At the Closing, Oaktree shall have executed and delivered the Management Stockholders Employment Agreements.

(k)           At the Closing, all instruments and documents to be delivered to the ETI Stockholders, including the Oaktree Common Stock, pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for ETI Stockholders.

(l)           There shall not have occurred any material adverse change in the businesses, prospects, financial condition, assets or results of operations of Florham.

5.2         Conditions Precedent to the Obligations of Oaktree.  All obligations of Oaktree under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by Oaktree):

(a)           The representations and warranties by ETI and the ETI Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b)           ETI and the ETI Stockholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c)           On or before the Closing, Oaktree shall have confirmed that:

 (i)            the Culinary Group’s revenues and Pre-Tax Income for the 2009 Fiscal Year are at least $3,800,000 and $1,200,000, respectively,

 (ii)           ETI has adequate liquidity and working capital at Closing to enable it to conduct its business in the ordinary course,

 (iii)           ETI will be debt free, except for ordinary course trade obligations, and that any and all shareholder loans/contributions will have been converted to equity or extinguished prior to the Closing; and

 (iv)           ETI, together with CTC and PCI shall have a positive combined net worth (stockholders’ equity and members equity) as of the Closing.

(d)           On or before the Closing, J. Monaco and H. Kaplan shall have executed and delivered the Management Stockholders Employment Agreements and shall have terminated the J. Monaco Consulting Agreement.

(e)           On or before the Closing, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of New York and the Effective Time of the Merger shall have occurred.

(f)           On or prior to the Closing, Oaktree shall have consummated the Oaktree Financing on terms satisfactory to the board of directors of Oaktree.

(g)           On or before the Closing, ETI shall have delivered to Oaktree the Financial Statements specified in Section 6.5 of this Agreement.

(h)           On or before the Closing, the ETI Stockholders shall have delivered to Oaktree or the Exchange Agent their ETI Common Stock.

(i)           On the Closing Date,  ETI shall have delivered to Oaktree a certificate, duly executed by it President or Chief Financial Officer and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of ETI set forth in this Agreement are true and correct in all material respects.

(j)           At the Closing, all instruments and documents to be delivered to Oaktree, including the ETI Common Stock, pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Oaktree.

(k)           There shall not have occurred any material adverse change in the businesses, prospects, financial condition, assets or results of operations of the Culinary Group, either individually or when taken as a consolidated group.

(l)           On or before the Closing, the Department of Education of the State of New York shall have approved the transactions contemplated by this Agreement, and any other consent required to effectuate the transactions contemplated by this Agreement.

ARTICLE VI -  COVENANTS

6.1         Corporate Examinations and Investigations.  Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

6.2         Further Assurances.  The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

6.3         Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Oaktree, the ETI Stockholders and ETI agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a Court of proper jurisdiction.

6.4         Consent to Merger and Voting of Shares.              By their execution of this Agreement, each of the ETI Stockholders (subject only to satisfaction of the conditions precedent set forth in Section 5.1), on one hand, and Oaktree (subject only to satisfaction of the conditions precedent set forth in Section 5.2), on the other hand, do hereby irrevocably and unconditionally covenant and agree, to consent to the Merger, and (if legally required) vote all of their voting shares of ETI Common Stock IN FAVOR of the Merger and all other transactions contemplated hereby.

6.5         Culinary Group Financial Statements.

(a)           Prior to the Closing Date, the Culinary Group shall prepare and deliver to Oaktree an audit of the Culinary Group’s combined financial statements prepared by the auditor regularly engaged by Oaktree or another accounting firm certified by the Public Company Accounting Oversight Board (“PCAOB”) to audit the financials of public reporting companies in the United States for the two (2) fiscal years ended December 31, 2008 and December 31, 2009 (the “PCAOB Audit”).  In addition, the Culinary Group shall furnish to Oaktree the unaudited combined balance sheets and statements of operations for such interim fiscal periods in 2009 and 2010 through the date of Closing, as may be required under Regulation S-X promulgated under the Securities Act of 1933, as amended.

(b)           The PCAOB Audits referred to above shall be conducted by the existing auditors for Oaktree.

(c)           The parties hereto agree that the Culinary Group shall be responsible to pay the first $35,000 of such PCAOB Audit fees and Oaktree shall be responsible for any amounts in excess of $35,000.  Notwithstanding the foregoing, in the event that the Transactions contemplated hereby are not consummated, solely as a result of a breach of any material representation and warranty on the part of Oaktree, or the failure of Oaktree to perform any material covenant and agreement set forth herein in such event, Oaktree shall be obligated to reimburse the Culinary Group for all actual expenditures made by the Culinary Group in connection with such PCAOB Audit; such reimbursement to be paid in full by a date which shall be not later than thirty (30) days following the termination of the Transactions contemplated hereby.

6.6         Boards of Directors.           For so long as they shall continue to own at least [fifty percent (50%)] of the Closing Merger Consideration, the Board of Directors of the Surviving Corporation shall consist of five (5) Persons, two (2) of whom shall be J. Monaco and H. Kaplan and three (3) of which directors shall be Persons designated by Oaktree.

6.7         Lock-up Agreements.           On the Effective Time of the Merger, each of the ETI Stockholders shall execute and deliver to Oaktree identical agreements (the “Lock-up Agreements”), pursuant to which the ETI Stockholders shall agree not to effect any public sales of their Oaktree Common Stock for a minimum of 12 months from the Effective Time of the Merger.

6.8         Indemnification of Officers and Directors.           It is the intention of the Parties that Oaktree shall indemnify its officers and directors to the fullest extent permitted by Delaware law.  In such connection, the Parties agree not to amend the certificates of incorporation or by-laws of Oaktree if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of Oaktree, as the same are in effect immediately prior to the Effective Time of the Merger.

6.9         Expenses.           It is understood and agreed that following the execution of this Agreement, except as set forth in Section 6.5, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby, including all filings required to be made to obtain the Department of Education of the State of New York’s approval of this transaction, shall be the sole responsibility of Oaktree and ETI shall not be responsible for any such expenses or fees associated with such filings; provided, however, that ETI shall fully cooperate and execute all required documents as indicated.

6.10       Specific Performance.

(a)           Each of ETI and the ETI Stockholders acknowledge and agree that, absent only a  breach by Oaktree of their representations and warranties or the failure on the part of Oaktree to perform any of their  covenants and agreements contained herein, if ETI or the ETI Stockholders shall fail or refuse to timely perform any of its covenants and agreements contained herein that would make it impossible or impracticable for Oaktree to consummate by the Outside Closing Date the transactions contemplated hereby and thereby, Oaktree would have no adequate remedy at law.

(b)           Accordingly, each of ETI and the ETI Stockholders do hereby agree that, in addition to any other remedies available to it or them at law or in equity, Oaktree, or its legal representatives, may seek and obtain from any federal or state court of competent jurisdiction in New York, New York, specific performance of this Agreement.  Each of the Parties do hereby consent to the jurisdiction of such federal or state court of competent jurisdiction in New York, New York.

ARTICLE VII  - TERMINATION.

7.1         Termination by the Parties.  If the Closing has not occurred by the close of business on the Outside Closing Date, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party, except for expenses contemplated in Section 6.5(c), unless the reason for Closing having not occurred is:

(a)           such terminating Party’s breach of its obligations, covenants or commitments in this Agreement, or

(b)           if all of the conditions to such terminating Party’s obligations set forth in Section 5.1 or Section 5.2, as applicable, have been satisfied or waived in writing by the date scheduled for the Closing, and, notwithstanding such satisfaction or waiver, such terminating Party fails or refuses to close the transactions contemplated by this Agreement.

ARTICLE VIII -  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1         Notwithstanding any right of either Party to investigate the affairs of the other party and its Shareholders, each Party has the right to rely fully upon representations, warranties, covenants and agreements of the other Parties contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.

ARTICLE IX - DISPUTE RESOLUTION; NON-COMPETITION.

9.1         Resolution of Disputes.  Except as otherwise provided in Section 6.10 above or in Section 9.2 below, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.  Costs of arbitration shall allocated by the arbitrators, and in the absence of any such allocation, shall be paid by the losing party

9.2         Non-Competition, Non-Solicitation and Non-Disclosure.

(a)           General.  In order to induce Oaktree to enter into this Agreement and to consummate the transactions contemplated hereby, each the ETI Stockholders hereby acknowledges that he or his affiliates is a beneficiary of the Oaktree Common Stock, and the ETI Stockholders do hereby, jointly and severally, covenant and agree as follows:

(i)           Each of J. Monaco and H. Kaplan and their respective Affiliates shall not for a period of four (4) years from and after the Closing Date: (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in a business that competes with the business conducted by each member of the Culinary Group as conducted on the Closing Date and during such three (3) year period (the “Business”) in any State of the United States which any member of the Culinary Group conducts its Business (the “Territory”); (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which competes or plans to compete in any way with the Business; (C) utilize his or its special knowledge of the Business and his or its relationships with customers, suppliers and others to compete with the Business conducted by the Culinary Group; provided, however, that nothing herein shall be deemed to prevent any ETI Management Stockholder or his Affiliates from acquiring through market purchases and owning, solely as an investment, less than five (5%) percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such ETI Management Stockholder or his or its  Affiliates is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

Each of the ETI Management Stockholders acknowledges and agrees that (a) the covenants provided for in this Section 9.2(a) are reasonable and necessary in terms of time, area and line of business to protect ETI’s good will and trade secrets, (b) such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of each of Oaktree and ETI, which include their interests in protecting their (x) valuable confidential business information, (y) substantial relationships with clients, supplier and customers, and (z) customer goodwill associated with the ongoing Business.  The ETI Management Stockholders and their Affiliates expressly authorizes the enforcement of the covenants provided for in this Section 9.2(a) by (A) Oaktree, (B) ETI, and (C) any successors to the Business of Oaktree or ETI.  To the extent that the covenants provided for in this Section 9.2(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

(ii)           The ETI Management Stockholders and their Affiliates shall not for a period of four (4) years from the Closing Date, directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity (including the ETI Management Stockholders), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business then being conducted by the Culinary Group, unless such employee or former employee has not been employed by the Business then being conducted by the Culinary Group for a period in excess of one year, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall the ETI Management Stockholders or his or its Affiliates make known the names and addresses of such customers or any information relating in any manner to any member of the Culinary Group’s trade or business relationships with such customers.

(iii)           The ETI Management Stockholders and their Affiliates shall not at any time (except internally among the ETI Management Stockholders) divulge, communicate, use to the detriment of Oaktree or ETI, or for the benefit of any other Person or Persons, or misuse in any way, any “Confidential Information” (as hereinafter defined) pertaining to the Business.  Any Confidential Information or data now known or hereafter acquired by the ETI Management Stockholders or their Affiliates with respect to the Business shall be deemed a valuable, special and unique asset of Oaktree and ETI and is received by the ETI Management Stockholders in confidence and as a fiduciary, and the ETI Management Stockholders and their Affiliates shall remain a fiduciary to Oaktree and ETI with respect to all of such information.  As used herein the term “Confidential Information” shall mean all information or material that has or could have commercial value or other utility in the Business of Oaktree and its subsidiaries.  Confidential Information also includes all information of which unauthorized disclosure could be detrimental to the interests of Company or its subsidiaries or affiliates whether or not such information is identified as confidential information by Oaktree and its subsidiaries.  By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether or not reduced to writing: customer lists, customer and supplier identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans and business plans, strategies, forecasts, financial information, budgets, software, research papers, projections, procedures, routines, quality control and manufacturing procedures, processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, plans, sketches, specifications, drawings, models, and any other information or procedures that are treated as or designated secret or confidential by Oaktree and its subsidiaries or its customers or potential customers.  Notwithstanding the foregoing, “Confidential Information” shall not mean or include information that: (a) was in the recipient’s possession prior to its being furnished to the recipient under the terms of this Agreement, provided the source of that information was not known by the recipient to be bound by a confidentiality agreement with or other continual, legal or fiduciary obligation of confidentiality to Oaktree and its subsidiaries; (b) is now, or hereafter becomes, through no act or failure to act on the part of recipient, generally known to the public; (c) is rightfully obtained by the recipient from a third party, without breach of any obligation to Oaktree or its subsidiaries; or (d) is independently developed by Recipient without use of or reference to the Confidential Information.

(b)           Injunction.  It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by any ETI Management Stockholders or any of its or his Affiliates of any or all of the covenants and agreements contained in this Section 9.2 may cause irreparable harm and damage to  Oaktree in a monetary amount which may be virtually impossible to ascertain.  As a result, each of the ETI Management Stockholders recognizes and hereby acknowledges that Oaktree or any one or more member of the Culinary Group shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.2 by such ETI Management Stockholder and/or any of his or its Affiliates,  and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies that Oaktree or any member of the Culinary Group may possess hereunder, at law or in equity.  Nothing contained in this Section 9.2 shall be construed to prevent Oaktree or the Culinary Group from seeking and recovering from an ETI Management Stockholder or its or his Affiliates damages sustained by it as a result of any breach or violation by such ETI Management Stockholder or its or his Affiliates of any of the covenants or agreements contained herein.

ARTICLE X -  MISCELLANEOUS

10.1       Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

10.2       Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by all of the Parties or the duly authorized representatives of the respective Parties.

10.3       Assignment.  This Agreement is not assignable except by operation of law.

10.4       Notice.  Until otherwise specified in writing, the mailing addresses, email addresses, and fax numbers of the Parties of this Agreement shall be as follows:

To: Oaktree AND MERGERCO::

Oak Tree Educational Group, Inc.
845 Third Avenue
Sixth Floor
New York, NY 10022
Attn: Anil Narang, President
Fax: 203-222-9226
Email: anarang1@aol.com

with a copy to:	Stephen A. Weiss, Esq.
Hodgson Russ, LLP
1540 Broadway
24th Floor
New York, NY 10036
(212) 751-4300
email:  sweiss@hodgsonruss.com

and to :	Jonathan Turkel, Esq.
44 Wall Street, 2nd floor
New York, NY 10005
Fax: (212) 785 3294
Email: jonathanturkel@hotmail.com

To: ETI and the ETI Stockholders:

Educational Training Institute, Inc
424 West 33rd Street
New York, NY 10001
Attn:       Joseph Monaco, Jr. and Harold Kaplan
Fax:        (212) __-____
Email:    jmonaco@edtraining.com
hkaplan@edtraining.com

with a copy to:	Louis Taubman, Esq.
Rachael Schmeirer, Esq.
Hunter Leser Taubman & Taubman, LLC
17 State Street
20th Floor
New York, NY 10004
Fax:       (212) 202-6380
email:    lou@lhttlaw.com

Any notice or statement given under this Agreement shall be deemed to have been given 3 business days after delivery to the US mail system if sent by registered mail, one business day after delivery, if sent by recognized overnight courier, or when given if sent by facsimile (with receipt retained), addressed or faxed to the other party at the address or facsimile number indicated above or at such other address or facsimile number which shall have been furnished in writing to the addressor in the manner set forth in this Section 10.4.

10.5           Governing Law.  This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

10.6           Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other Parties.

10.7           Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

10.8           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

10.10        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

10.11        Facsimile and PDF Signatures.    This Agreement may be executed and delivered by facsimile and/or electronic pdf signatures; each of which shall have the same effect as an original signature.

10.12        Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

ATTEST:	FLORHAM CONSULTING CORP.
(to be renamed OAK TREE
EDUCATIONAL GROUP, INC.)
(a Delaware corporation)

Jonathan Turkel	By:
Assistant Secretary	Anil Narang, President

ATTEST:	EDUCATIONAL TRAINING INSTITUTE, INC.
(a New York corporation)

By:
Secretary	Joseph Monaco,
President and CEO

ATTEST:	ETI ACQUISITION CORP.
(a New York corporation)

By:
Secretary	Joseph J. Bianco,
President and CEO

ETI STOCKHOLDERS:

JOSEPH MONACO

HAROLD KAPLAN

DENISE MONACO

CHERI KAPLAN

ALEXANDRA MONACO

BRITTANY KAPLAN